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                                                                     EXHIBIT 5.1


                        [Troutman Sanders LLP Letterhead]


                                  June 28, 2001


Broadband Parent Corporation
11450 Technology Circle
Duluth, Georgia 30097

Ladies and Gentlemen:

         We have acted as your special counsel in connection with the filing with the Securities and Exchange Commission ("SEC") of a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 38,200,000 shares of Common Stock, $0.01 par value, (the "Shares"), to be issued in connection with the transactions contemplated by that certain Agreement and Plan of Reorganization, dated October 18, 2000, as amended (the "Plan of Reorganization"), by and among ANTEC Corporation, Broadband Transition Corporation, Nortel Networks Inc., Nortel Networks LLC, Arris Interactive L.L.C. and you. This opinion is being provided at your request for inclusion in the Registration Statement.

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.

         Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by you in the manner contemplated by the Plan of Reorganization and the Registration Statement (including the declaration and maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite regulatory and other approvals), will be validly issued, fully paid and nonassessable.

         We are, in this opinion, opining only on the Delaware General Corporation Law (including the relevant statutory provisions, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws). We are not opining on "blue sky" or other state securities laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" therein and in the related prospectus, and in any supplements thereto or amendments thereof; provided, however, that such consent does not constitute a consent under Section 7 of the Act nor any indication that we have certified any part of the Registration Statement or otherwise by virtue of the giving of this opinion come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC promulgated with respect thereto.


                                    Very truly yours,

                                    /s/ Troutman Sanders LLP